Exhibit 99.1

QlikTech Delivers Solid Third Quarter Revenue Growth

•	Total revenue of $104.1 million increases 21% compared to the third quarter of 2012

•	Total revenue in the Americas increases 35% compared to the third quarter of 2012

RADNOR, Pennsylvania – October 24, 2013 – Qlik Technologies Inc. (“QlikTech”) (Nasdaq: QLIK), a leader in Business Discovery – user-driven Business Intelligence (BI), today announced financial results for the third quarter ended September 30, 2013.

Lars Björk, Chief Executive Officer of QlikTech, stated, “We are pleased with our solid growth in the Americas, despite some weaker than expected performance in Europe and Asia Pacific. We continued to advance further into the enterprise space as reflected by the increase in large deals that we closed, and our view of the long-term market opportunity is unchanged. However, our continued success in attracting enterprise-level sales opportunities is adding complexity to our overall sales process, which needs to be better aligned with the market dynamics we are experiencing.”

Björk continued, “We are taking action to bring more discipline to the management of our growing pipeline, and we expect these changes to take some time to fully impact our results, which is reflected in our fourth quarter guidance.”

Financial Highlights for the Third Quarter Ended September 30, 2013

•	Total revenue for the third quarter of 2013 was $104.1 million, an increase of 21% from $86.1 million for the third quarter of 2012. License revenue for the third quarter of 2013 was $54.5 million, an increase of 12% from $48.8 million for the third quarter of 2012. Foreign currency exchange rate fluctuations from the prior year period impacted total revenue by less than 1%.

•	GAAP loss from operations for the third quarter of 2013 was ($3.4) million, compared to a GAAP loss from operations of ($1.8) million for the third quarter of 2012. GAAP net income was $3.0 million for the third quarter of 2013, or $0.03 per basic and diluted common share, compared to GAAP net income of $0.2 million, or $0.00 per basic and diluted common share, for the third quarter of 2012.

•	Non-GAAP income from operations was $6.8 million for the third quarter of 2013, compared to non-GAAP income from operations of $4.3 million for the third quarter of 2012. Non-GAAP net income was $4.8 million for the third quarter of 2013, or $0.05 per basic and diluted common share, compared to non-GAAP net income of $1.8 million, or $0.02 per basic and diluted common share, for the third quarter of 2012.

•	Cash and cash equivalents as of September 30, 2013 were $235.2 million. For the nine months ended September 30, 2013, net cash provided by operating activities was $24.6 million, as compared to $25.4 million for the nine months ended September 30, 2012.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP income (loss) from operations and net income (loss) for the three and nine months ended September 30, 2013 and 2012. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Operating Highlights

•	For the third quarter of 2013, on a constant currency basis, total revenue in the Americas increased 36% over the prior year period, total revenue from Europe increased 9% over the prior year period, and total revenue from Rest of World increased 23% over the prior year period.

•	Added new customers during the third quarter of 2013 including English Provender, KUKA AG, Omnicare, Inc., R-Kioski, TELUS International, U.S. Food and Drug Administration, Virgin Australia, and WM Morrison Supermarkets Plc.

•	Expanded numerous customer engagements globally through our land and expand strategy including Anheuser Busch, Analog Devices Inc., Biogen, British Sky Broadcasting PLC, Condé Nast India Pvt Ltd., Hospital Corporation of America, Humana Italia, Jefferies, Konecranes Abp, Metro Italia Cash and Carry, Nasdaq OMX, National Express Group PLC, Panasonic Europe, Qualcomm, Toyota Motor Corporation Australia, UBS AG, and U.S. Department of Veterans Affairs.

•	Completed 111 deals with license and first year maintenance over $100,000 in the third quarter of 2013, including 27 deals over $250,000, compared to 86 deals over $100,000 and 18 deals over $250,000 in the prior year period.

•	Continued success with our land and expand strategy with 58% of license and first year maintenance billings generated from existing customers in the third quarter of 2013, compared to 57% in the prior year period.

•	Generated 59% of license and first year maintenance billings from our indirect partner channel and 41% from our direct channel in the third quarter of 2013, compared to 61% from our indirect partner channel and 39% from our direct channel in the prior year period.

Business Outlook

Based on information available as of October 24, 2013, QlikTech is issuing guidance for the fourth quarter of 2013 and revised full year 2013 guidance as follows:

in millions, except for per share data	Guidance Range Q4 2013
	Low End	High End
Total revenue	$156.0	$161.0
Non-GAAP income from operations[1]	$36.0	$40.0
Non-GAAP income per diluted common share[2]	$0.28	$0.31

	Guidance Range Full Year 2013
	Low End	High End
Total revenue	$465.0	$470.0
Non-GAAP income from operations[1]	$31.0	$35.0
Non-GAAP income per diluted common share[3]	$0.23	$0.26

[1]	Expectations of non-GAAP income from operations exclude stock-based compensation expense, employer payroll taxes on stock transactions, and amortization of intangible assets.
[2]	Assumes an estimated long-term effective tax rate of 30% and diluted weighted average shares outstanding of 91 million.
[3]	Assumes an estimated long-term effective tax rate of 30% and diluted weighted average shares outstanding of 90 million.

QlikTech’s expectations of total revenue, non-GAAP income from operations and non-GAAP income per diluted common share for the fourth quarter of 2013 and full year 2013 assume that foreign currency exchange rates for the fourth quarter of 2013 will approximate current exchange rates.

The foregoing guidance revises and supersedes QlikTech’s prior financial guidance for the full year 2013.

QlikTech currently intends to publish, in each quarterly earnings release, certain expectations with respect to future financial performance. Those statements, including the guidance provided above, are forward-looking, and actual results may differ materially.

Conference Call and Webcast Information

QlikTech will host a conference call on Thursday, October 24, 2013 at 5:00 p.m. Eastern Time (ET) to discuss the company’s third quarter financial results and its business outlook. To access this call, dial (877) 312-5507 (domestic) or (253) 237-1134 (international). The conference ID is 75701284. The presentation will be webcast live and available under the “Events & Presentations” section on QlikTech’s investor relations website at http://investor.qlikview.com/. Following the conference call, a replay will be available until October 27, 2013 at (855) 859-2056 (domestic) or (404) 537-3406 (international). The replay pass code is 75701284. An archived webcast of this conference call will also be available under the “Events & Presentations” section on QlikTech’s investor relations.

Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with generally accepted accounting principles in the United States, or GAAP, QlikTech uses measures of non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per basic and diluted common share and constant currency. A reconciliation of these non-GAAP financial measures to the closest GAAP financial measure is presented in the financial tables below under the headings “Reconciliation of Non-GAAP Measures to GAAP” and “Reconciliation of Non-GAAP Revenue to GAAP Revenue.” QlikTech believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing QlikTech’s on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing QlikTech’s financial results with other companies in QlikTech’s industry, many of which present similar non-GAAP financial measures to investors. In addition, QlikTech believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its internal budgeting and operational decision making.

For the three and nine months ended September 30, 2013 and 2012, non-GAAP income (loss) from operations is determined by taking GAAP loss from operations and adding back stock-based compensation expense, employer payroll taxes on stock transactions, and amortization of intangible assets. Non-GAAP net income (loss) is determined by taking GAAP loss before benefit for income taxes and adding back stock-based compensation expense, employer payroll taxes on stock transactions, and amortization of intangible assets and the result is tax affected at an estimated long-term effective tax rate of 30%. QlikTech believes these adjustments provide useful information to both management and investors due to the following factors:

•	Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of QlikTech’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond QlikTech’s control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of QlikTech’s core business and to facilitate comparison of its results to those of peer companies.

•	Employer payroll taxes on stock transactions. The amount of employer payroll taxes on stock transactions is dependent on QlikTech’s stock price and other factors that are beyond QlikTech’s control and do not correlate to the operation of its business.

•	Amortization of intangible assets. A portion of the purchase price of QlikTech’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, QlikTech does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, management believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

To determine the revenue growth rates on a constant currency basis for the three and nine months ended September 30, 2013, revenue from entities reporting in foreign currencies was translated into U.S. dollars using the comparable prior year period’s foreign currency exchange rates.

This press release includes forward-looking non-GAAP financial measures under the heading “Business Outlook”. These non-GAAP financial measures were determined by excluding stock-based compensation expense, employer payroll taxes on stock transactions, and amortization of intangible assets and assuming an estimated long-term effective tax rate of 30%. QlikTech’s expectations of its estimated long-term effective tax rate have been revised for 2013 from 32% to 30% as a result of reductions in the corporate tax rates in several foreign jurisdictions where it operates. We are unable to reconcile this non-GAAP guidance to GAAP because it is difficult to predict the future impact of these adjustments. In addition, these forward-looking non-GAAP financial measures assume that foreign currency exchange rates for the fourth quarter of 2013 will approximate current foreign currency exchange rates.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in QlikTech’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of QlikTech presents its non-GAAP financial measures in connection with its GAAP results. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measure. As previously mentioned, a reconciliation of our historic non-GAAP financial measures to their most directly comparable GAAP measures has been provided below.

About QlikTech

QlikTech (NASDAQ: QLIK) reveals meaning in data so people can act on it. The QlikView Business Discovery software platform and Qlik Customer Success Framework provide the people, technology and services to help organizations progressively optimize how they use data as a strategic resource. QlikView uses Natural AnalyticsTM to support the way our human curiosity naturally searches and processes information, revealing insights and enabling decisions in the process. From small businesses to the largest global enterprises, QlikView gives users the immediate insights they need and IT professionals the enterprise manageability and governance they require. Headquartered in Radnor, Pennsylvania, QlikTech has offices around the world serving approximately 30,000 customers in over 100 countries.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the guidance provided under the heading “Business Outlook” above, statements regarding the value and effectiveness of QlikTech’s products, the introduction of product enhancements or additional products and QlikTech’s growth, expansion and market leadership, that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause QlikTech’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “could,” “seek,” and similar words. QlikTech intends all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: risks and uncertainties inherent in QlikTech’s business; QlikTech’s ability to attract new customers and retain existing customers; QlikTech’s ability to effectively sell, service and support its products; QlikTech’s ability to manage its international operations; QlikTech’s ability to compete effectively; QlikTech’s ability to develop and introduce new products and add-ons or enhancements to existing products; QlikTech’s ability to continue to promote and maintain its brand in a cost-effective manner; QlikTech’s ability to manage growth; QlikTech’s ability to attract and retain key personnel; currency fluctuations that affect QlikTech’s revenues and costs; QlikTech’s ability to successfully integrate acquisitions into its business; the scope and validity of intellectual property rights applicable to QlikTech’s products; adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which QlikTech operates; and other risks more fully described in QlikTech’s publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent QlikTech’s views as of the date of this press release. QlikTech anticipates that subsequent events and developments will cause its views to change. QlikTech undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing QlikTech’s views as of any date subsequent to the date of this press release.

Qlik™, QlikView™, QlikTech™, Data Dialogs™, Natural Analytics™, Qlik Customer Success Framework™ and the QlikTech logo are trademarks of QlikTech International AB which have been registered in multiple countries. Other marks and logos mentioned are the trademarks of their respective owners.

Investor Contact:

Brett Pollack

Investor Relations

Brett.Pollack@qliktech.com

+1 (646)-561-0906

Media Contact:

Maria Scurry

Global Communications

Maria.Scurry@qliktech.com

+1 (781) 366-7617

###

Qlik Technologies Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue:
License revenue	$54,495	$48,805	$167,648	$145,172
Maintenance revenue	40,723	30,587	114,859	85,589
Professional services revenue	8,882	6,704	26,148	20,291

Total revenue	104,100	86,096	308,655	251,052

Cost of revenue:
License revenue	1,454	1,193	4,624	2,547
Maintenance revenue	2,461	1,991	7,879	6,137
Professional services revenue	11,027	7,063	31,389	20,841

Total cost of revenue	14,942	10,247	43,892	29,525

Gross profit	89,158	75,849	264,763	221,527

Operating expenses:
Sales and marketing	56,273	48,185	181,700	149,802
Research and development	13,511	9,985	45,061	25,952
General and administrative	22,773	19,449	67,254	57,675

Total operating expenses	92,557	77,619	294,015	233,429

Loss from operations	(3,399)	(1,770)	(29,252)	(11,902)

Other income (expense), net:
Interest income, net	46	25	113	124
Foreign exchange gain (loss), net	18	(1,701)	(1,969)	(3,079)

Total other income (expense), net	64	(1,676)	(1,856)	(2,955)

Loss before benefit for income taxes	(3,335)	(3,446)	(31,108)	(14,857)

Benefit for income taxes	6,330	3,597	12,848	5,431

Net income (loss)	$2,995	$151	$(18,260)	$(9,426)

Net income (loss) per common share
Basic	$0.03	$0.00	$(0.21)	$(0.11)
Diluted	$0.03	$0.00	$(0.21)	$(0.11)

Weighted average number of common shares outstanding
Basic	88,164,897	85,655,059	87,326,863	85,236,449
Diluted	90,334,304	88,132,646	87,326,863	85,236,449

*	Prior year amounts have been reclassified where appropriate to conform to current year classification for comparative purposes.

Stock-based compensation expense for the three and nine months ended September 30, 2013 and 2012 is included in the Unaudited Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Cost of revenue	$927	$397	$2,225	$1,065
Sales and marketing	3,472	2,874	9,707	7,713
Research and development	892	560	2,467	1,425
General and administrative	3,287	1,684	6,760	3,760

	$8,578	$5,515	$21,159	$13,963

Qlik Technologies Inc.

Reconciliation of non-GAAP Measures to GAAP

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Reconciliation of non-GAAP income (loss) from operations:

GAAP loss from operations	$(3,399)	$(1,770)	$(29,252)	$(11,902)
Stock-based compensation expense	8,578	5,515	21,159	13,963
Employer payroll taxes on stock transactions	814	119	1,283	1,849
Amortization of intangible assets	793	401	1,727	401

Non-GAAP income (loss) from operations	$6,786	$4,265	$(5,083)	$4,311

Non-GAAP income (loss) from operations as a percentage of total revenue	6.5%	5.0%	-1.6%	1.7%
GAAP loss from operations as a percentage of total revenue	-3.3%	-2.1%	-9.5%	-4.7%

Reconciliation of non-GAAP net income (loss):

GAAP net income (loss)	$2,995	$151	$(18,260)	$(9,426)
Stock-based compensation expense	8,578	5,515	21,159	13,963
Employer payroll taxes on stock transactions	814	119	1,283	1,849
Amortization of intangible assets	793	401	1,727	401
Income tax adjustment*	(8,385)	(4,374)	(10,766)	(5,838)

Non-GAAP net income (loss)	$4,795	$1,812	$(4,857)	$949

Non-GAAP net income (loss) per common share - basic	$0.05	$0.02	$(0.06)	$0.01

Non-GAAP net income (loss) per common share - diluted	$0.05	$0.02	$(0.06)	$0.01

GAAP net income (loss) per common share - basic	$0.03	$0.00	$(0.21)	$(0.11)

GAAP net income (loss) per common share - diluted	$0.03	$0.00	$(0.21)	$(0.11)

Non-GAAP weighted average number of common shares outstanding - basic	88,164,897	85,655,059	87,326,863	85,236,449

Non-GAAP weighted average number of common shares outstanding - diluted	90,334,304	88,132,646	87,326,863	87,718,320

GAAP Weighted average number of common shares outstanding - basic	88,164,897	85,655,059	87,326,863	85,236,449

GAAP Weighted average number of common shares outstanding - diluted	90,334,304	88,132,646	87,326,863	85,236,449

*	Income tax adjustment is used to adjust the GAAP benefit for income taxes to a non-GAAP benefit (provision) for income taxes utilizing an estimated long-term effective tax rate of 30%.

Qlik Technologies Inc.

Reconciliation of non-GAAP Revenue to GAAP Revenue

(in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change	2013	2012	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Total revenue, as reported	$104,100	$86,096	21%	$308,655	$251,052	23%
Estimated impact of foreign currency fluctuations			0%			0%

Total revenue constant currency growth rate			21%			23%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change	2013	2012	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
License revenue, as reported	$54,495	$48,805	12%	$167,648	$145,172	15%
Estimated impact of foreign currency fluctuations			0%			1%

License revenue constant currency growth rate			12%			16%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change	2013	2012	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Maintenance revenue, as reported	$40,723	$30,587	33%	$114,859	$85,589	34%
Estimated impact of foreign currency fluctuations			-1%			-1%

Maintenance revenue constant currency growth rate			32%			33%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change	2013	2012	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Professional Services revenue, as reported	$8,882	$6,704	32%	$26,148	$20,291	29%
Estimated impact of foreign currency fluctuations			-1%			-1%

Professional services revenue constant currency growth rate			31%			28%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change	2013	2012	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Americas revenue, as reported	$41,289	$30,503	35%	$112,519	$85,397	32%
Estimated impact of foreign currency fluctuations			1%			0%

Americas revenue constant currency growth rate			36%			32%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change	2013	2012	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Europe revenue, as reported	$52,062	$46,072	13%	$163,728	$140,726	16%
Estimated impact of foreign currency fluctuations			-4%			-2%

Europe revenue constant currency growth rate			9%			14%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change	2013	2012	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Rest of World revenue, as reported	$10,749	$9,521	13%	$32,408	$24,929	30%
Estimated impact of foreign currency fluctuations			10%			7%

Rest of World revenue constant currency growth rate			23%			37%

Qlik Technologies Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$235,154	$195,803
Accounts receivable, net	89,270	144,475
Prepaid expenses and other current assets	14,365	14,455
Income tax receivable	31,868	—
Deferred income taxes	221	1,211

Total current assets	370,878	355,944

Property and equipment, net	20,097	17,048
Intangible assets, net	11,409	5,625
Goodwill	12,368	7,367
Deferred income taxes	—	1,761
Deposits and other noncurrent assets	2,595	2,628

Total assets	$417,347	$390,373

Liabilities and stockholders’ equity
Current liabilities:
Income taxes payable	$—	$4,154
Accounts payable	5,541	7,128
Deferred revenue	81,760	84,197
Accrued payroll and other related costs	34,245	36,976
Accrued expenses	24,022	26,075
Deferred income taxes	108	150

Total current liabilities	145,676	158,680

Long-term liabilities:
Deferred revenue	2,514	1,745
Deferred income taxes	6,865	512
Other long-term liabilities	6,859	3,874

Total liabilities	161,914	164,811

Commitments and contingencies

Stockholders’ equity:
Common stock	9	9
Additional paid-in-capital	257,758	209,614
Retained earnings (accumulated deficit)	(5,244)	13,016
Accumulated other comprehensive income	2,910	2,923

Total stockholders’ equity	255,433	225,562

Total liabilities and stockholders’ equity	$417,347	$390,373

Qlik Technologies Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities
Net loss	$(18,260)	$(9,426)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,918	4,156
Stock-based compensation expense	21,159	13,963
Excess tax benefit from stock-based compensation	(5,766)	(3,280)
Other non cash items	9,784	3,130
Changes in assets and liabilities	11,781	16,889

Net cash provided by operating activities	24,616	25,432

Cash flows from investing activities
Acquisitions, net of cash acquired	(4,371)	(10,792)
Capital expenditures	(7,164)	(7,649)

Net cash used in investing activities	(11,535)	(18,441)

Cash flows from financing activities
Proceeds from exercise of common stock options	21,219	4,682
Excess tax benefit from stock-based compensation	5,766	3,280
Payments on contingent consideration	(219)	(202)
Payments on line of credit	(1)	(312)

Net cash provided by financing activities	26,765	7,448
Effect of exchange rate on cash and cash equivalents	(495)	1,259

Net increase in cash and cash equivalents	39,351	15,698
Cash and cash equivalents, beginning of period	195,803	177,413

Cash and cash equivalents, end of period	$235,154	$193,111

Supplemental cash flow information:
Cash paid during the period for income taxes	$9,908	$6,334